Exhibit 10.5

Execution Copy

DIRECTOR SERVICE AGREEMENT

(Roger Deromedi, Chairman)

DIRECTOR AGREEMENT (the “Agreement”) dated April 2, 2007 by and between Crunch Holding Corp. (the “Company”) and Roger Deromedi (the “Director”).

The Company and its Subsidiaries and the Company’s parent, Peak Holdings LLC (“Holdings”) desire to employ Director and to enter into an agreement embodying the terms of such employment;

Director desires to accept such employment and enter into such an agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Services. Subject to the provisions of Section 7 of this Agreement, Director shall provide services as an executive director to the Company and certain of its affiliates for a period commencing on the date of this Agreement and ending on April 2, 2012 (the “Service Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with April 2, 2012 and on each April 2nd thereafter (each an “Extension Date”), the Service Term shall be automatically extended for an additional one-year period, unless the Company or Director provides the other party hereto 60 days’ prior Notice before the next Extension Date that the Service Term shall not be so extended.

2. Positions.

(a) During the Service Term, Director shall serve as the Company’s and Holdings’ Executive Chairman of the Management Committee of Holdings (the “Board”) and such other similar governing bodies as the Company and its Subsidiaries as may be requested by the Board and shall report exclusively to the Board.

(b) During the Service Term, Director will devote Director’s best efforts to the performance of Director’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Director, (i) from engaging in for-profit work that does not violate Section 8 hereof; (ii) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization, or (iii) provided that Director provides prior notice to the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Director’s duties hereunder or conflict with Section 8.

3. Annual Fee. During the Service Term, the Company shall pay Director annual fees equal to $300,000, payable in regular installments in accordance with the Company’s usual Director payment practices (“Annual Fees”).

4. Annual Bonus. With respect to each full fiscal year during the Service Term, Director shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, of 66.7 percent (66.7%) of Director’s Annual Fee (the “Target Annual Bonus”). The Annual Bonus, if any, shall be paid to Director within two and one-half (2.5) months after the end of the applicable fiscal year.

5. No Employee Benefits. During the Service Term, Director shall not be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”).

6. Business Expenses. During the Service Term, reasonable business expenses incurred by Director in the performance of Director’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies.

7. Termination. The Service Term and Director’s services hereunder may be terminated by the Company at any time and for any reason upon written Notice to Director and by Director upon at least 30 days’ advance Notice of any such resignation of Director’s employment; provided, that in the event that the Company terminates Director’s services without Cause (as defined in Section 7(a)(ii)) after Director has given advance Notice of his resignation but before the end of the notice period, Director shall receive full payment of Base Salary, any Annual Bonus, and continued vesting in any equity as an active employee for the unexpired portion of such notice period. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Director’s rights to payment of compensation, severance and Director’s business expenses upon termination of employment with the Company and its affiliates.

(a) By the Company For Cause or By Director Other than as a Result of a Constructive Termination.

(i) The Service Term and Director’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Director’s resignation.

(ii) For purposes of this Agreement, “Cause” shall mean a termination of services of the Director by the Company or any Subsidiary thereof due to (A) Director’s continued failure substantially to perform Director’s material duties as an executive director of the Board (other than as a result of total or partial incapacity due to physical or mental illness) following Notice by the Company to Director of such failure and 30 days within which to cure; (B) theft or embezzlement of Company property; (C) dishonesty in the performance of Manager’s duties resulting in material harm to the Company; (D) any act on the part of Director that constitutes a felony under the laws of the United States or any state thereof (provided, that if a Director is terminated for any action described in this clause (D) and Director is never indicted in respect of such action, then the burden of establishing that such action occurred shall be on the Company in respect of any proceeding related thereto between the parties and the standard of proof shall be clear and convincing evidence (and if the Company fails to meet such standard, the Company shall reimburse Director for his reasonable legal fees in connection with such proceeding)); (E) Director’s willful material misconduct in connection with Director’s duties to the Company or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (F) Director’s breach of the provisions of Sections 8 or 9. No act shall be “willful” if conducted in good faith with a reasonable belief that such conduct was in the best interests of the Company.

(iii) If Director’s services are terminated by the Company for Cause, or if Director resigns other than as a result of a Constructive Termination, Director shall be entitled to receive:

(A) the Base Salary accrued through the date of termination, payable within fifteen days following the date of such termination;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement); and

(C) reimbursement, within 60 days following submission by Director to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Director in accordance with Company policy prior to the date of Director’s termination; provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Director’s termination of employment; and (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Director’s services by the Company for Cause or resignation by Director other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Director shall have no further rights to any compensation or any other benefits under this Agreement.

(b) Disability or Death. (i) The Service Term and Director’s services hereunder shall terminate upon Director’s death and may be terminated by the Company if Director becomes physically or mentally incapacitated, after providing Director reasonable accommodation, and is therefore unable, for a period of nine consecutive months or for an aggregate of twelve months in any eighteen consecutive month period, to perform Director’s duties. The period of nine months shall be deemed continuous unless Director returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the nine-month period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the

Disability of Director as to which Director and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Director and the Company. If Director and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Director shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Director that incorporates the definition of “Disability”.

(ii) Upon termination of Director’s services hereunder for either Disability or death, Director or Director’s estate (as the case may be) shall be entitled to receive the Accrued Rights.

Following Director’s termination of services due to death or Disability, except as set forth in this Section 7(b)(ii), Director shall have no further rights to any compensation or any other benefits under this Agreement.

(c) By the Company Without Cause or By Director as a Result of a Constructive Termination.

(i) The Service Term and Director’s services hereunder may hereunder may be terminated by the Company without Cause or by Director as a result of a Constructive Termination.

(ii) The term “Constructive Termination” shall mean (A) the failure of the Company to pay or cause to be paid Director’s annual compensation or annual bonus (if any) when due; (B) a reduction in Director’s annual compensation (excluding any change in value of equity incentives or a reduction affecting substantially all senior managers); or (C) a material reduction or a material increase in the Director’s duties and responsibilities; provided, that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after written notice is given by Director specifying in reasonable detail the event which constitutes Constructive Termination; provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Director’s knowledge thereof, unless Director has given the Company written notice thereof prior to such date.

(iii) If Director’s services are terminated by the Company without Cause (other than by reason of death or Disability) or by Director as a result of a Constructive Termination, Director shall be entitled to receive:

(A) the Accrued Rights; and

(B) subject to Director’s continued compliance with the provisions of Sections 8 and 9, payment of an amount equal to (x) one multiplied by (y) the sum of the annual Base Salary amount plus Director’s Target Annual Bonus, which shall be payable to Director in equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Director’s employment, for twelve months after the date of such termination;

provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Director under any other severance plans, programs or arrangements of the Company or its affiliates.

Amounts payable to Director under subparagraph (B), above, are subject to Director providing a release of all claims to the Company in the form attached hereto as Exhibit A. Following Director’s termination of services by the Company without Cause (other than by reason of Director’s death or Disability) or by Director as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Director shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of Service Term.

(i) Election Not to Extend the Service Term. In the event either party elects not to extend the Service Term pursuant to Section 1, unless Director’s services are earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Director’s termination of employment hereunder (whether or not Director continues his services to the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Director shall be entitled to receive the Accrued Rights. Following such termination of Director’s services hereunder as a result of either party’s election not to extend the Service Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Director shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Continued Service Beyond the Expiration of the Service Term. Unless the parties otherwise agree in writing, continuation of Director’s services with the Company beyond the expiration of the Service Term shall be deemed an “at-will” and shall not be deemed to extend any of the provisions of this Agreement and Director’s services may thereafter be terminated at will by either Director or the Company; provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Director as of the last day of the Service Term, shall survive any termination of this Agreement or Director’s termination of services hereunder.

(e) Notice of Termination. Any purported termination of services by the Company or by Director (other than due to Director’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11 (i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of services under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Director’s services for any reason, Director agrees to resign, as of the date of such termination, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8. Non-Competition.

(a) Director acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:

(i) During the Service Term and, for a period of 6 months following the date Director’s services with the Company are terminated (the “Restricted Period”), Director will not, whether on Director’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in a Competitive Business (as defined below), the business of any client or prospective client:

(A) with whom Director had personal contact or dealings on behalf of the Company during the one-year period preceding Director’s termination of services;

(B) with whom employees directly reporting to Director (or Director’s direct reports) have had personal contact or dealings on behalf of the Company during the one year immediately preceding Director’s termination of services; or

(C) for whom Director had direct or indirect responsibility during the one year immediately preceding Director’s termination of services.

(ii) During the Restricted Period, Director will not directly or indirectly:

(A) engage in any business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes in the business of manufacturing and marketing food products that directly compete with the core brands of the Company as of the Termination Date (and for such purpose, a “core brand” shall be any brand generating annual revenues in an amount equal to at least 5% of the Company’s annual gross revenues, in the fiscal year preceding the fiscal year of such Termination Date) in any geographical area that is within 100 miles of any geographical area where the Company or its subsidiaries manufactures and markets its products or services (a “Competitive Business”); notwithstanding the foregoing, Director shall not be prohibited from engaging in a Competitive Business in any country that does not produce more than 10% of such core brand’s annual gross revenue;

(B) enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its subsidiaries and customers, clients, suppliers partners, members or investors of the Company or its subsidiaries.

(iii) Notwithstanding anything to the contrary in this Agreement, Director may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Director (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv) During the Restricted Period, Director will not, whether on Director’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (with Director’s knowledge):

(A) solicit or encourage any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries; or

(B) hire any such employee who was employed by the Company or its subsidiaries as of the date of Director’s termination of services with the Company or who left the employment of the Company or its subsidiaries coincident with, or within 120 days (one year in the case of any such employee who reported directly to the Board immediately preceding Director’s termination of services (or such person’s direct reports)) prior to or after, the termination of Director’s services with the Company.

(v) During the Restricted Period, Director will not, directly or indirectly, solicit or encourage to cease to work with the Company or its subsidiaries any consultant then under contract with the Company or its subsidiaries, if such action would result in the Company being disadvantaged by such solicitation.

Any solicitation or hiring, that Director is not personally involved in, of an employee or former employee of the Company through general advertising shall not, of itself, be a breach of Sections 8(a)(iv) or 8(a)(v), hereof.

(b) It is expressly understood and agreed that although Director and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, or arbitrator pursuant to Section 11(o), that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Director, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Director is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

9. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Director will not at any time (whether during or after Director’s services with the Company) (x) retain or use for the benefit, purposes or account of Director or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or subsidiaries and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board except as may be required for Director to discharge his employment duties to the Company.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Director’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Director by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Director shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Director will not disclose to anyone, other than Director’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its subsidiaries or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon Director); provided, that Director may disclose to any prospective future employer the notice provisions of that part of Section 7 preceding Section 7(a) and the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Director’s services with the Company for any reason, Director shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its subsidiaries; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Director’s possession or control (including any of the foregoing stored or located in Director’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its subsidiaries, except that Director may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Director’s possession or control of which Director is or becomes aware.

(v) The provisions of Section 8, 9 and 10 shall survive the termination of Director’s employment for any reason.

10. Specific Performance. Director acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Director agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the Director’s service to the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Director is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e) Assignment. This Agreement, and all of Director’s rights and duties hereunder, shall not be assignable or delegable by Director. Any purported assignment or delegation by Director in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company, provided, that (i) such assignment shall be subject to Director’s rights under Section 7(c)(ii) and (ii) the Board has exercised reasonable diligence to determine that such assignee is then solvent (on a balance sheet and cash flow basis) to satisfy the Company’s obligations under this Agreement together with all of the assignee’s other liabilities. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Set Off; No Mitigation. The Company’s obligation to pay Director the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Director to the Company or its subsidiaries. Director shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8(a)(i), (ii) and (iii) of this Agreement, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor except as provided at Section 7(c)(iii)(D)(ii).

(g) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Director’s termination of services with the Company Director is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Director) until the date that is six months following Director’s termination of services with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Director hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Director in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Director with respect to thereto.

(h) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors,

heirs, distributees, devisees and legatees. In the event of Director’s death prior to receipt of all amounts payable to Director (including any unpaid amounts due under Section 7), such amounts shall be paid to Director’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to his estate.

(i) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).

If to the Company, addressed to:

Crunch Holding Corp.

One Old Bloomfield

Mountain Lakes, New Jersey 07046

Attention: General Counsel

with a copy which shall not constitute Notice to:

The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention: Prakash Melwani

with a copy which shall not constitute Notice to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Greg Grogan

If to Director, to the address listed in the Company’s payroll records from time to time.

(j) Director Representation. Director hereby represents to the Company that the execution and delivery of this Agreement by Director and the Company and the performance by Director of Director’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Director is a party or otherwise bound.

(k) Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Director and the Company and/or its subsidiaries regarding the terms and conditions of Director’s service with the Company and/or its subsidiaries including (collectively, the “Prior Agreements”).

(l) Cooperation. Director shall provide Director’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Director’s service hereunder, provided, that, following termination of Director’s service, the Company shall pay all expenses incurred by Director in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Director for his business travel during his period of employment) and reasonable attorneys fees. This provision shall survive any termination of this Agreement.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o) Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in New York, New York, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”), subject to the right of the Company to seek interim equitable relief pursuant to Section 10 pending disposition of such arbitration. Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided, that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by providing Notice to the other party and to the American Arbitration Association in accordance with the Rules (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees, except as may be required to enforce the arbitrator’s award, to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the Company shall pay the Arbitrator’s fees and costs of the arbitration.

(p) Indemnification. Without limiting any other indemnification of or to Director under any other plan or agreement in which Director is a fiduciary or a party, the Company shall indemnify Director and hold Director harmless from and against all costs, expenses, claims, losses and liabilities (including, without limitation, fees, judgments, fines, penalties and settlement payments) reasonably incurred by Director in connection with any action, suit or proceeding in which Director is made, or is threatened to be made, a party or a witness by reason of Director’s performance as an officer, director or employee of the Company or its Subsidiaries or in any other capacity (including a fiduciary capacity) in which Director serves at the request of the Company or its Subsidiaries (each, a “Proceeding”) to the maximum extent permitted by applicable law. If any claim is asserted with respect to which would reasonably be expected to be entitled to indemnification, the Company shall pay Director’s reasonable costs and expenses (including reasonable attorneys fees) with respect to any Proceeding (or cause such expenses to be paid) on a quarterly basis; provided that Director shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Director ultimately shall be found by a court of competent jurisdiction not to have been entitled to such indemnification. The Company or its affiliates shall at all times maintain or cause to be maintained a directors and officers’ liability insurance and indemnification policy covering Director which is consistent with the policy that covers members of the Board.

[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CRUNCH HOLDING CORP.

/s/ Shervin Korangy
By:	Shervin Korangy
Title:	Vice President

DIRECTOR

/s/ Roger Deromedi
Roger Deromedi

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Roger Deromedi (“Director”).

WHEREAS, Director and Crunch Holding Corp., with offices at One Old Bloomfield, Mountain Lakes, New Jersey 07046 (the “Company”) entered into a Director Service Agreement (the “Director Agreement”) dated April 2, 2007 that provides Director certain severance and other benefits in the event of an involuntary termination of Director’s service without Cause (as defined under the Director Agreement);

WHEREAS, Director’s service has so terminated; and

WHEREAS, pursuant to Section 7(c)(iii) of the Director Agreement, a condition of Director’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B) and (C), Director agrees as follows:

1. Director, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees, from any and all claims relating to his service with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the laws, including the labor laws of any state, including the State of New Jersey, and all claims under related common law, statutes, and Director orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than: (i) those benefits set forth enumerated in Section 7(c)(iii) of the Director Agreement, (ii) any claims for indemnification pursuant to Section 11(p) of the Director Agreement, (iii) all rights and benefits as a Class A-2, Class B-1, Class B-2 and/or Class B-3 member of the Peak Holdings LLC, and (iv) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Director participated immediately prior to the date of termination of his service. In addition, Director represents that no incident has occurred during his service with the Company that could form the basis for any claim by him against the Company under the worker’s compensation laws of any jurisdiction.

2. Director represents that he has not brought, and covenants and agrees that he will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Company arising out of, connected with or related in any way to his dealings with the Company that occurred prior to the effective date of this Agreement, including, without limitation, his service or his termination; provided, however, that Director shall not be prevented from enforcing any rights he may have under and the terms of this Release of Claims, in accordance with Section 11(o) of the Director Agreement. In the event that Director brings an action to invalidate this Agreement, Director covenants and agrees that prior to the commencement of such action, he will tender back to the Company all consideration paid to him pursuant to Section 7(c)(iii)(B) of the Director Agreement up to the date any such action is instituted. Director acknowledges and understands that all Company benefits provided under Section 7(c)(iii)(B) of the Director Agreement will also be suspended as of the date such action is instituted and that no further consideration or benefits will be provided by the Company during the pendency of such action.

3. Director acknowledges that he is subject to a confidentiality covenant pursuant to Section 9 of the Director Agreement and a noncompetition covenant pursuant to Section 8 of the Director Agreement and hereby reaffirms his obligations thereunder.

4. DIRECTOR ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, DIRECTOR ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, DIRECTOR ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

5. Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Director, all such liability being expressly denied except for obligations of the Company imposed by the Director Agreement which survive pursuant to this Release of Claims.

Roger Deromedi

Date: , 20